Filed pursuant to 424(b)(3)
File No. 333-142419

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated January 26, 2009

Sunwin International Neutraceuticals, Inc.

10,196,590 shares of Common Stock

Our prospectus which forms a part of our Post-Effective Amendment No. 1 on Form S-1 to our Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on January 26, 2009 relates to periodic offers and sales of 10,196,590 shares of our common stock by the selling security holders which includes:

•	500,000 shares of our common stock which are presently outstanding, and
•	9,696,590 shares of our common stock which are issuable upon the exercise of common stock purchase warrants with an exercise price of $.65 per share.

On February 20, 2009, our board of directors approved the permanent reduction in the exercise price of our outstanding common stock purchase warrants to purchase 9,696,590 shares of our common stock from $0.65 per share to $0.15 per share.  All other terms and conditions of these warrants remain unchanged and are as set forth in the above-described prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SUWN”.  On February 20, 2009 the last reported sale price for our common stock was $0.30 per share.
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Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4 of the above-referenced prospectus to read about the risks of investing in our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement is February 24, 2009